AGREEMENT


This Agreement is made and entered into as of the _____ day of ____________, 1996, by and among PSI Energy, Inc. ("PSI"), an Indiana corporation, Cinergy Corp., a Delaware corporation, individually and on behalf of its subsidiaries (the "Company"), and John M. Mutz (the "Executive").

WHEREAS, as of October 4, 1993, the Executive entered into an Employment Agreement with PSI Resources, Inc., an Indiana corporation, and PSI (the "Employment Agreement"); and

WHEREAS, the Company and PSI, pursuant to the terms of the Employment Agreement, have assumed and agreed to perform the obligations of the parties to the Employment Agreement other than the Executive; and

WHEREAS, the Company and the Executive desire to amend and clarify certain provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth below, it is hereby agreed as follows:

1. The parties agree that Section 2 (a) of the Employment Agreement is hereby amended to reflect that during the remaining term of the Employment Agreement the Executive shall hold the titles of President of PSI Energy, Inc. and Vice President of Cinergy Corp., and that he shall have such authority, duties and responsibilities as may be mutually agreed upon, from time to time, by Executive and James E. Rogers, Vice Chairman and Chief Executive Officer of the Company.

2.  The parties agree that Section 4 (d) of the Employment
Agreement is hereby amended to reflect that the Executive must give the Company at least two (2) months advance written notice to terminate the Employment Agreement for Good Reason.

3. The parties agree that Executive, at any time during the remaining term of the Employment Agreement, has the right to terminate the Employment Agreement for Good Reason, to deliver a Notice of Termination, and to receive the benefits provided for in Section 5(a)(i) and (ii).

4. Provided that Executive gives proper and timely Notice of Termination of the Employment Agreement for Good Reason, the Company and PSI hereby waive any right to object to the Executive's decision during the remaining term of the Employment Agreement to terminate his employment for Good Reason, deliver a Notice of Termination to the Company or PSI relating to such termination, and to receive the benefits provided for in Sections 5(a)(i) and (ii) on the grounds that Executive consented to the material reduction of his title, authority, duties, or responsibilities as specified in Section 2(a) or to any material breach of the Employment Agreement by the Company, or waived his right to exercise such rights and receive the benefits to which he would thereby be entitled, or on grounds of laches, or for any other reason related to Executive's decision at this time not to deliver a Notice of Termination or terminate his employment for Good Reason.

5. Pursuant to Section 5(c) of the Employment Agreement, PSI and the Company agree to pay all of Executive's legal fees and expenses incurred by the Executive in connection with this Agreement, which fees shall not exceed $10,000.

6. The parties agree that in computing benefits payable pursuant to Section 5(a)(ii) of the Employment Agreement, in addition to all other benefits provided for in such section, at the time of his termination of his employment for Good Reason, (i) the Executive would be entitled to receive from the Company the difference between the fair market value of all shares of Cinergy Corp. common stock subject to stock options held by him which are not fully vested at the time of Executive's termination of employment and the aggregate exercise price of such options, assuming they are 100% vested, and that for such purposes, the "fair market value" shall mean the average of the high and low sales prices of a share of Cinergy Corp. common stock as reported by the "NYSE - Composite Transactions" in The Wall Street Journal on the date of the Executive's termination of employment or the preceding trading day, if that date is not a trading day, and
(ii) the Executive would be entitled to receive the present value of any Performance Share Awards held by him on the date of termination of his employment, based on the assumptions that the Committee had made a determination to vest them as permitted by
Section 10.3(b) of the Performance Shares Plan and that the Executive continued to work until the last day of the applicable Performance Period for Performance Share Awards held by him (adjusted to reflect, on a pro rata basis, the percentage of service during the applicable Performance Period represented by five years of service through October 4, 1998).

IN WITNESS WHEREOF, the Executive and PSI and the Company have caused this Agreement to be executed as of the day and year first written above.


      CINERGY CORP., on behalf of itself and all of its subsidiaries, including PSI ENERGY, INC.



      By:   JAMES E. ROGERS
               James E. Rogers, Vice Chairman and
               Chief Executive Officer



              JOHN M. MUTZ
               John M. Mutz